                            STOCK PLEDGE AGREEMENT


                                                            Date: March 10, 1999


PARTIES:

     DALLAS C. TROUTMAN (Debtor)

     Address:  P.O. Box 5467
               Eugene, Oregon 97405

     TROUTMAN INVESTMENT COMPANY (Secured Party)

     Address:  P.O. Box 5467
               Eugene, Oregon 97405


AGREEMENTS:

     1. OBLIGATIONS SECURED. The obligations secured hereby are a certain Nonrecourse Promissory Note dated March 9, 1999, in the face amount of $1,842,847.20, wherein Debtor is the maker and Secured Party is the payee.

     2. GRANT OF SECURITY INTEREST. Debtor hereby grants to Secured Party a security interest to secure the obligations hereinabove mentioned in the following described property:

          Two Million Nine Hundred Twenty-five Thousand One Hundred Forty shares of the Class A common stock of Lamonts Apparel, Inc., One Million Eight Hundred Ten Thousand Three Hundred Eighty Class A warrants of Lamonts Apparel, Inc., and Five Hundred Eighty-one Thousand One Hundred Eighty-one shares of Class B warrants of Lamonts Apparel, Inc. (Corporation), now owned by Debtor, together with all products and proceeds thereof.

     3. ACCELERATION. If Debtor fails to perform any obligation of Debtor under this agreement, or fails to pay when due any obligation secured hereby, or in the event Secured Party, with reasonable cause, deems the collateral, or any part thereof, in danger of loss, misuse or confiscation, Secured Party may, at the option of Secured Party, declare all unpaid balances of any indebtedness owing to Secured Party by Debtor immediately due and payable and may exercise any of the remedies for default hereinafter set forth.

     4. ASSIGNMENT. Secured Party shall have the right to assign this agreement or the security interest evidenced by this agreement or to repledge the collateral upon terms which do not impair the rights of Debtor under this agreement.

     5. STANDARD OF CARE. Secured Party shall use reasonable care in the custody and preservation of the collateral in the possession of Secured Party but shall have no duty to take any action to preserve, enforce or establish any rights against the issuer or third parties.

     6. PROCEEDS. If Debtor is in default, Secured Party shall have the right to receive all income from the collateral and may hold the same as additional collateral or apply the same to any of the indebtedness secured hereby, such application to be in the sole discretion of Secured Party.

     7. NOTICES. Any notice required to be given to Debtor under this agreement or under the Uniform Commercial Code shall be deemed given if such notice is mailed with postage prepaid to the address of Debtor shown on page 1 of this agreement, or to such other address as Debtor may designate to Secured Party prior to the time of the giving of such notice. A notice of sale or other disposition of the collateral upon default shall be reasonable if given five days before the time of sale or disposition.

     8. DEFAULT. Time is of the essence of this agreement. If Debtor fails to perform any obligation of Debtor under this agreement or fails to pay when due any obligation secured hereby, or if Secured Party, with reasonable cause, deems the collateral to be in danger of loss, misuse or confiscation, Secured Party shall have and may exercise each and all of the remedies granted to Secured Party by the Uniform Commercial Code, together with any other remedies which may be available to Secured Party under applicable law. In connection with any sale of the collateral, it is agreed that it would be commercially reasonable to sell the same as one lot or in several lots and at prices that are substantially lower than those which might be reflected by the book value of the collateral. By setting forth these factors concerning disposition by sale, it is not intended to limit disposition to sale only.

     9. TRANSFER AND VOTING RIGHTS. At any time when Secured Party is entitled to exercise Secured Party's rights and remedies under the Uniform Commercial Code, Secured Party may present the collateral for transfer into the name of Secured Party or Secured Party's designee and Debtor hereby appoints Secured Party as Debtor's attorney-in-fact for such transfer without inquiry as to whether or not Secured Party is entitled to transfer such collateral under the terms of this agreement, and agrees to indemnify, and hold the transfer agent harmless, from any claim or liability arising out of such transfer. Until such time as the collateral is transferred, Debtor shall be entitled to exercise all voting rights represented by the collateral.

     10. LEGAL EXPENSE. If any legal proceeding is commenced for the purpose of interpreting or enforcing any provision of this agreement, or for the purpose of collecting any obligation secured hereby, Secured Party shall be entitled to recover a reasonable attorney's fee in such proceeding, or any appeal thereof, in addition to the costs and disbursements allowed by law. In addition, Secured Party shall be entitled to recover reasonable attorney's fees and legal expenses incurred by Secured Party in connection with any disposition of the collateral.

     11. WAIVER. No waiver by Secured Party of any default in any of the terms, conditions or provisions of this agreement, or obligation secured hereby, shall operate as a waiver of any other default by Debtor.

     12. INTERPRETATION. All rights of Secured Party hereunder shall inure to the benefit of the successors or assigns of Secured Party, and all obligations of Debtor shall bind the successors and assigns of Debtor.

                                       DEBTOR:


                                       /s/ Dallas C. Troutman
                                       ----------------------
                                       Dallas C. Troutman


                                       SECURED PARTY:

                                       TROUTMAN INVESTMENT COMPANY


                                       By: /s/ Dallas C. Troutman
                                           ----------------------
                                           President